Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Clarivate Analytics Plc (formerly known as Camelot Holdings (Jersey) Limited) of our report dated February 26, 2019, except for the effects of the reverse recapitalization as discussed in Note 1 and Note 17 to the consolidated financial statements, as to which the date is August 22, 2019 relating to the consolidated financial statements, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 2, 2019